|||GOLDEN
  ||||AMERICAN                                              MINIMUM GUARANTEED
 |||||LIFE INSURANCE                                  ACCUMULATION BENEFIT RIDER
   |||COMPANY

Golden American is a stock company domiciled in Delaware.
--------------------------------------------------------------------------------
                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                       (HEREINAFTER CALLED WE, US AND OUR)

The Contract to which this Rider is attached is hereby modified by the provisions of this Rider. This Rider's provisions control where there is a conflict between this Rider and the Contract.

Where used in this Rider, the term Contract shall mean Certificate when this Rider is attached to a Certificate. This Rider is effective as of the Contract Date unless a different date, the Rider Date, is stated below. The term Credit is as defined in the Contract. If not defined in the Contract to which this Rider is attached, the Credit shall be zero.

MINIMUM GUARANTEED ACCUMULATION BENEFIT
---------------------------------------

This Rider provides a Minimum Guaranteed Accumulation Benefit ("MGAB") on the Benefit Date. The Benefit Date is shown in the Contract Schedule. On the Benefit Date, if this Rider is in effect, the MGAB is added to the Contract's Accumulation Value. Immediately thereafter, this Rider will terminate.

The MGAB is equal to the greater of: (1) the Contract's MGAB Base on the Benefit Date less the Contract's Accumulation Value on the Benefit Date and (2) zero.

MGAB BASE
---------

The MGAB Base is equal to the sum of I, II and III below.
      I.   The MGAB Base for Covered Funds
      II.  The MGAB Base for Special Funds
      III. The lesser of the MGAB Base for Excluded Funds or the Accumulation Value allocated to Excluded Funds

If this Rider is effective as of the Contract Date, the initial MGAB Base for Covered Funds is the initial premium plus any Credit, if applicable, allocated to Covered Funds. If this Rider is added to the Contract after the Contract Date, the initial MGAB Base for Covered Funds is equal to the Accumulation Value allocated to Covered Funds on the Rider Date, Thereafter, the MGAB Base for Covered Funds is increased by Eligible Premiums paid and allocated to Covered Funds, plus any Credit thereon, if applicable, adjusted for any Partial Withdrawals and transfers, and accumulated at the MGAB Rate shown in the Contract Schedule.

The MGAB Base for Excluded Funds has a corresponding definition, but with respect to amounts allocated to Excluded Funds

If this Rider is effective as of the Contract Date, the initial MGAB Base for Special Funds is the initial premium plus any Credit, if applicable, allocated to Special Funds. If this Rider is added to the Contract after the Contract Date, the initial MGAB Base for Special Funds is equal to the Accumulation Value allocated to Special Funds on the Rider Date, Thereafter, the MGAB Base for Special Funds is increased by Eligible Premiums paid and allocated to Special Funds, plus any Credit thereon, if applicable, adjusted for any Partial Withdrawals and transfers.

Eligible premiums are premiums added to the Contract within 2 years after the Rider Date. Premium paid more than two years after the Rider Date will not be included in the calculation of the MGAB Base.

GA-RA-1045 (01/02)

COVERED FUNDS
-------------

For purposes of this Rider, any divisions not designated as Special or Excluded shall be Covered.

SPECIAL FUNDS
-------------

Special Funds, if any, applicable to this Rider and existing on the Contract Date are stated in the Contract Schedule. We may classify newly available divisions as Special Funds from the date of their availability. We may reclassify an existing division as a Special Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such division after the date of change.

EXCLUDED FUNDS
--------------

Excluded Funds, if any, applicable to this Rider and existing on the Contract Date are stated in the Contract Schedule. We may classify newly available divisions as Excluded Funds from the date of their availability. We may reclassify an existing division as an Excluded Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such division after the date of change.

APPLYING THE MGAB
-----------------

On the Benefit Date the MGAB is calculated and added to the Accumulation Value. Allocation of the benefit to the divisions of the Variable Separate Account is done proportionately based on the amount of Accumulation Value invested in each division on the date the MGAB is applied. If no part of the Contract's Accumulation Value is invested in the Variable Separate Account, the MGAB will be allocated to the Liquid Asset Division, or its successor, unless otherwise directed by you prior to the Benefit Date. Once the MGAB has been applied, the Contract's Accumulation Value will reflect the MGAB and it shall be subject to all rights available to you. The benefit is not treated as premium in the determination of any Contract or Rider benefits, and you will receive no Credit for any amount of the MGAB so applied.

MGAB WAITING PERIOD
-------------------

The Waiting Period is the period from the Rider Date to the Benefit Date. During the Waiting Period, Rider Charges apply. This Rider may not be cancelled during the Waiting Period, except as provided in this Rider.

MGAB CHARGES
------------

Charges for this Rider will be deducted from the Contract's Accumulation Value. The rate and frequency of deduction of charges are stated in the Contract Schedule. Deduction dates are measured from the Contract Date. The charge is a percentage of the MGAB Charge Base, as of the deduction date, and is calculated separately for Special, Covered and Excluded Funds. Charges are deducted in arrears from the portion of Accumulation Value allocated to the Variable Separate Account in proportion to the Accumulation Value in each division. If there is insufficient Accumulation Value in the Separate Account, charges will be deducted from the Fixed Division nearest maturity. An MVA adjustment may be applied to charges deducted from the Fixed Division. The maximum charge is stated in the Contract Schedule but we may charge less than the maximum. No charges will be deducted after the Benefit Date.

If the Contract to which the Rider is attached is terminated by surrender, cancellation or application of the Contract's value to an Income Benefit, the Rider charge for the current period will be deducted from the Accumulation Value prior to termination of the Contract. Charges will be calculated using the MGAB Charge Base immediately prior to termination.

GA-RA-1045 (01/02)                     2

MGAB CHARGE BASE
----------------

The MGAB Charge Base is equal to the initial MGAB Base, plus Eligible Premiums paid, plus any credits thereon, adjusted for Partial Withdrawals and Transfers, as stated below. The MGAB Charge Base is the sum of the MGAB Charge Base calculated separately for Accumulation Value allocated to Special, Covered and Excluded Funds.

PARTIAL WITHDRAWAL ADJUSTMENT
-----------------------------

The MGAB Base and MGAB Charge Base will be reduced by Pro-rata Partial Withdrawal Adjustments each time a partial withdrawal is made. The Pro-rata Partial Withdrawal Adjustment is equal to (1) divided by (2), multiplied by (3), where: (1) is the Accumulation Value withdrawn; (2) is the Accumulation Value immediately prior to withdrawal; and (3) is the amount of MGAB Base or MGAB Charge Base (as appropriate) immediately prior to the withdrawal. Separate adjustments will apply to Special, Covered and Excluded Funds.

TRANSFERS
---------

Net Transfers from Special, Covered or Excluded Funds will reduce the applicable MGAB Base and applicable MGAB Charge Base on a pro-rata basis. This transfer adjustment is equal to (1) divided by 2 multiplied by (3) where: (1) is the Accumulation Value transferred; (2) is the Accumulation Value immediately prior to the transfer; and (3) is the amount of the MGAB Base or MGAB Charge Base (as appropriate) immediately prior to the transfer. Separate adjustments will apply to Covered, Special and Excluded Funds.

Net transfers from Special Funds to Covered or Excluded Funds made more than 3 years before the Benefit Date will result in a corresponding increase in the MGAB Base and MGAB Charge Base for Covered or Excluded Funds, as applicable. The amount of such increase will equal the corresponding reduction in the MGAB Base and the MGAB Charge Base allocated to Special Funds.

Net transfers from Covered Funds to Special or Excluded Funds made more than 3 years before the Benefit Date will result in a corresponding increase in the MGAB Base and MGAB Charge Base for Special or Excluded Funds, as applicable. The amount of such increase will equal the corresponding reduction in the MGAB Base and MGAB Charge Base allocated to Covered Funds.

Net transfers from Excluded Funds to Covered or Special Funds made more than 3 years before the Benefit Date will result in a corresponding increase in the MGAB Base and MGAB Charge Base for Covered or Special Funds, as applicable. The amount of such increase will equal the lesser of the corresponding reduction in MGAB Base and MGAB Charge Base allocated to Excluded Funds and the corresponding net Accumulation Value transferred.

Any transfer between Covered, Special or Excluded Funds made three years or less before the Benefit Date will reduce pro-rata the MGAB Base and MGAB Charge Base of the Fund(s) from which the transfer is made. There will be no corresponding increase in the MGAB Base or MGAB Charge Base of the Funds into which value is transferred. In addition, any transfer between divisions in the same Fund Class (i.e. Covered, Special or Excluded) made three years or less before the Benefit Date will reduce the MGAB Base and MGAB Charge Base of the applicable Fund Class. The reduction will be equal to (1) divided by (2) times (3) where: (1) is the Accumulation Value transferred; (2) is the Accumulation Value in all divisions of that Fund Class; and (3) is the MGAB Base or MGAB Charge Base of that Fund Class.

CANCELLATION OF RIDER
---------------------

If an Option to Cancel Date is shown in the Contract Schedule, you may cancel this Rider on the Cancel Date. A written request to cancel must be received by us in the 30-day period prior to the Cancel Date. Upon cancellation of this Rider, no further charges for this Rider will be deducted and all rights under this Rider shall cease. No Rider benefits will be paid at cancellation nor will Rider Charges be refunded. We may make available other Rider Cancellation Dates.

GA-RA-1045 (01/02)                     3

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RIDER TERMINATION
-----------------

This Rider will terminate immediately upon occurrence of any of the following:

     1.   If the Contract to which this Rider is attached terminates;
     2. If you die, unless the Contract is continued on the life of your spouse, in which case the Rider will continue with your surviving spouse as Owner;
     3.   If you are not a natural person and the Annuitant dies;
     4. If the ownership of this Contract changes and the new Owner is other than the spouse of the previous Owner.
     5. If the Accumulation Value is insufficient to cover the MGAB Charge deduction.

This Rider has no surrender value or other non-forfeiture benefits upon termination. Prior to the Benefit Date this Rider does not provide any benefits.


Rider Date: _________________________
(if other than Contract Date)


Signed;  /s/Keith Gubbay
             President


GA-RA-1045 (01/02)                                        4